Exhibit 10.9

SEVERANCE AGREEMENT

FOR NEW EXECUTIVE OFFICERS AND CERTAIN NEW KEY EMPLOYEES

This Severance Agreement (this “Agreement”) is made as of             , by and between WYETH, a Delaware corporation (the “Company”), and              (“Executive”).

RECITALS

WHEREAS the Board of Directors of the Company (the “Board”) has approved a severance agreement to provide Executive with certain benefits upon the termination of his employment;

NOW THEREFORE, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2010; provided, however, the term of this Agreement shall automatically be extended for one additional year beyond 2010 and successive one year periods thereafter, unless, not later than September 30, 2008 (for the additional year ending on December 31, 2011) or September 30 of each year thereafter (for each subsequent extension), the Company shall have given notice that it does not wish to extend this Agreement for an additional year, in which event this Agreement shall continue to be effective until the end of its then remaining term; provided, further, that, notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond such Change in Control. Notwithstanding the foregoing, this Agreement shall terminate if Executive ceases to be an employee of the Company and its subsidiaries for any reason prior to a Change in Control which, for these purposes, shall include cessation of such employment as a result of the sale or other disposition of the division, subsidiary or other business unit by which Executive is employed.

2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below. For purposes of this Agreement, a Change in Control shall be deemed to have occurred if:

(A) any person or persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 20% of the voting power of the Company’s then outstanding securities (unless the event causing the 20% threshold to be crossed is an acquisition of voting common securities directly from the Company); or

(B) the consummation of any merger or other business combination of the Company, sale or lease of the Company’s assets or combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company who owned shares immediately prior to the Transaction (including any trustee or fiduciary of any Company employee benefit plan) own, by virtue of their prior ownership of the

Company’s shares, at least 65% of the voting power, directly or indirectly, of (a) the surviving corporation in any such merger or other business combination; (b) the purchaser or lessee of the Company’s assets; or (c) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

(C) within any 24 month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest).

3. Termination Following Change In Control. If any of the events described in Section 2 hereof constituting a Change in Control shall have occurred, Executive shall be entitled to the benefits provided in Section 4(iv) hereof upon the subsequent termination of Executive’s employment with the Company and its subsidiaries during the term of this Agreement unless such termination is (A) a result of Executive’s death or Retirement (except as provided in Section 3(i) below), (B) by Executive without Good Reason, or (C) by the Company or any of its subsidiaries for Disability or for Cause. In addition, Executive shall be entitled to the compensation provided for in Section 4(iv) hereof payable only upon the occurrence of an event described in Section 2 constituting a Section 409A Change in Control (as if his termination had occurred after the Section 409A Change in Control) if, after an agreement has been signed which, if consummated, would result in a Section 409A Change in Control, (x) Executive is terminated without Cause by the Company or any of its subsidiaries prior to the Section 409A Change in Control, and (y) such termination was at the instigation or request of the party to the agreement seeking to cause the Section 409A Change in Control or is otherwise in connection with the anticipated Section 409A Change in Control. “Section 409A Change in Control” means a “change in control event” within the meaning of the regulations under Section 409A(a)(2)(A)(v) of the Code determined in accordance with the uniform methodology and procedures adopted by the Company and in effect on December 31, 2007.

(i) Disability; Retirement. For purposes of this Agreement, “Disability” shall mean permanent and total disability as such term is defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to whether Executive is subject to the Code. Any question as to the existence of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, such selection shall be made by any adult member of Executive’s immediate family or Executive’s legal representative), and approved by the Company, said approval not to be unreasonably withheld. The determination of such physician made in writing to the Company and to Executive shall be final and conclusive for all purposes of this Agreement. For purposes of this Agreement, “Retirement” shall mean Executive’s voluntary termination of employment with the Company under any of the Company’s retirement plans that occurs prior to delivery of a Notice of Termination pursuant to

Section 3(iv) below; provided, however, that notwithstanding the foregoing, no Retirement that occurs after any other termination of employment shall adversely affect, interfere with or otherwise impair in any way Executive’s right to receive the payments and benefits to which he is entitled on account of a termination without Cause or with Good Reason. Accordingly, and for the avoidance of doubt, if Executive provides a Notice of Termination for Good Reason, and otherwise satisfies the conditions for Good Reason pursuant to this Agreement, and also Retires, such Retirement shall not adversely affect, interfere with or otherwise impair in any way his right to receive payments and benefits hereunder. Conversely, if Executive terminates his employment on account of Retirement and at such time is not (x) terminating his employment for Good Reason pursuant to this Agreement or (y) being terminated by the Company without Cause pursuant to this Agreement, he shall not be entitled to the payments and benefits provided in this Agreement.

(ii) Cause. For purposes of this Agreement, “Cause” shall mean (A) the conviction of, or plea of guilty or nolo contendere to, a felony or (B) the willful engaging by an Executive in gross misconduct which is materially and demonstrably injurious to the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Incumbent Directors of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this Section 3(ii) and specifying the particulars thereof in detail.

(iii) Good Reason. Executive shall be entitled to terminate employment with Good Reason. For the purpose of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s express written consent, of any of the following circumstances unless, in the case of Sections 3(iii) (A), (D), (E), or (F), such circumstances are fully corrected prior to the date specified as the Date of Termination (as defined in Section 3(v)) in the Notice of Termination (as defined in Section 3(iv)) given in respect thereof:

(A) the assignment to Executive of any duties inconsistent with Executive’s status as an executive of the Company or its subsidiaries, Executive’s removal from his or her position (as it existed immediately prior to the Change in Control), or a substantial diminution in the nature or status of Executive’s responsibilities from those in effect immediately prior to the Change in Control; provided, however, that solely with respect to the events or circumstances provided in this Section 3(iii)(A), Executive must provide the Notice of Termination not later than 180 days following the date he or she had actual knowledge of the event constituting Good Reason;

(B) a reduction by the Company or any of its subsidiaries in Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(C) the relocation of Executive’s place of business to a location that increases Executive’s commute by more than thirty-five (35) miles compared to Executive’s commute as in effect immediately prior to the Change in Control;

(D) the failure by the Company to pay to Executive any portion of any installment of deferred compensation under any deferred compensation program of the Company in which Executive participated within seven (7) days of the date such compensation is due;

(E) the failure by the Company or any of its subsidiaries to continue in effect any incentive compensation plan including without limitation any cash or equity-based compensation plan or program, in which Executive participated prior to the Change in Control, unless an equitable alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided for Executive, or the failure by the Company or any of its subsidiaries to continue Executive’s participation in any such incentive plan on a basis, both in terms of the amount of benefits provided as a percentage of Executive’s base salary and the level of Executive’s participation relative to other participants (as a comparison of the potential percentage of base salary relative to the percentage of base salary for other executives at the same or similar levels), that is no less than the opportunity to earn a percentage of Executive’s base salary as existed at any time during the three (3) years prior to the Change in Control;

(F) except as required by law, the failure by the Company or any of its subsidiaries to continue to provide Executive with benefits, in the aggregate, at least as favorable (excluding changes to such benefits that occur in the ordinary course are of general application, and that increase co-payments, deductibles or premiums, which must be paid by Executive) as those enjoyed by Executive under the employee benefit and welfare plans of the Company and its subsidiaries, including, without limitation, the pension, life insurance, medical, dental, health and accident, retiree medical, disability, deferred compensation and savings plans, in which Executive was participating at the time of the Change in Control, or the failure by the Company or any of its subsidiaries to provide Executive with the number of paid vacation days to which Executive was entitled at the time of the Change in Control;

(G) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

(H) any purported termination of Executive’s employment by the Company or its subsidiaries which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(iv) below (and, if applicable, the requirements of Section 3(ii) above); for purposes of this Agreement, no such purported termination shall be effective.

Subject to Section 3(iii)(A), Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. For purposes of valuing the amount of benefits provided under any equity-based compensation plan or program, policy, or arrangement under Section 3(iii)(E) above, the Black-Scholes value on the date of grant of any such equity-based award shall be utilized; provided, however, that the Black-Scholes value of any grant on a per option share basis shall be equal to the per option share value of a grant, if any, made on the same date as such grant and reported in the

Company’s proxy statement filed prior to a Change in Control and all determinations of the Black-Scholes value of other grants shall be made by a nationally recognized compensation consulting firm chosen by the Company using the methodology and assumptions consistent with those used for purposes of the Company’s latest proxy statement filed prior to the Change in Control (or to the extent applicable, as reported in the proxy statement, if any, of the company that effected the Change in Control).

(iv) Notice of Termination. Any purported termination of Executive’s employment by the Company and its subsidiaries or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail (other than with respect to a Good Reason termination pursuant to Section 3(iii)(H)) the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(v) Date of Termination. “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such thirty (30) day period), and (B) if Executive’s employment is terminated pursuant to Section 3(ii) or (iii) above or for any reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 3(ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Section 3(iii) above shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the grounds for termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company and its subsidiaries will continue to pay Executive’s full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and bonus) and continue Executive as a participant in all incentive compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 3(v). Amounts paid under this Section 3(v) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. In the event that the Company is terminating Executive the Company may, if it so chooses, pay Executive the base salary which he would have received in lieu of waiting for the expiration of any notice period otherwise required hereby and bar Executive from any of the Company’s premises, offices or properties, subject to any rights set forth herein for Executive to contest such termination.

4. Compensation upon Termination or During Disability. Following a Change in Control of the Company, as defined by Section 2, upon termination of Executive’s employment or during a period of Disability, which, in either event, occurs during the term of this Agreement, Executive shall be entitled to the following benefits:

(i) During any period that Executive fails to perform Executive’s full-time duties with the Company and its subsidiaries as a result of the Disability, Executive shall continue to receive an amount equal to Executive’s base salary at the rate in effect at the commencement of any such period, and Bonus, through the Date of Termination for Disability; provided, however, that if any such period of Disability ends during the term of this Agreement, Executive shall have the right to resume active employment with the Company immediately following the end of such period of Disability, unless, prior to the end of such period of Disability, the Company has terminated Executive’s employment. Thereafter, Executive’s benefits shall be determined in accordance with the employee benefit programs of the Company and its subsidiaries then in effect.

(ii) If Executive’s employment shall be terminated by the Company or any of its subsidiaries for Cause or by Executive without Good Reason (excluding death, Disability or Retirement) the Company (or one of its subsidiaries, if applicable) shall pay through the Date of Termination Executive’s full base salary at the rate in effect at the time Notice of Termination is given and shall pay any amounts otherwise payable to Executive on or immediately prior to the Date of Termination pursuant to any other compensation plans, programs or employment agreements then in effect, and the Company shall have no further obligations to Executive under this Agreement.

(iii) If Executive’s employment shall be terminated by reason of Executive’s death or Retirement, Executive’s benefits shall be determined in accordance with the retirement and other benefit programs of the Company and its subsidiaries then in effect, except as otherwise provided in Section 3(i).

(iv) If Executive’s employment by the Company and its subsidiaries shall be terminated (other than for death or Disability) by (a) the Company and its subsidiaries other than for Cause or (b) Executive with Good Reason, then Executive shall be entitled to the benefits provided below:

(A) The Company (or one of its subsidiaries, if applicable) shall pay Executive’s full base salary, at the rate in effect at the time of the Change in Control and increased to reflect any subsequent increases in such base salary (the “Base Salary”), and a pro-rated Bonus calculated through the Date of Termination, no later than the thirtieth day following the Date of Termination, plus all other amounts to which Executive is entitled under any compensation plan of the Company applicable to Executive, at the time such payments are due. For purposes of this Agreement, the “Bonus” shall mean the highest three (3) years average annual cash bonus paid (or awarded, if different) in respect of each of the five (5) prior bonus years (exclusive of any special or prorated bonuses). If Executive has less than three (3) years of bonus history, Bonus shall mean the average annual bonus of the actual years; provided, however, that if Executive has not had an opportunity to earn or be awarded one (1) full year’s bonus as of his Date of Termination, “Bonus” shall mean 100% of Base Salary.

(B) The Company shall pay Executive, on the sixty-fifth day following the Separation from Service Date (as defined in Section 4(v) below), as severance pay to Executive a severance payment equal to three (3) times the sum of (i) Executive’s Base Salary, and (ii) Bonus.

(C) The Company shall also pay to Executive, no less frequently than monthly, all legal fees and expenses reasonably incurred by Executive in connection with this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing the nature of any such termination for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement); provided, however, that if a determination is made by the arbitrator selected under Section 11 hereof that Executive acted in a frivolous manner in contesting or disputing such termination or seeking to obtain or enforce such right or benefit, the Company shall not be liable to pay such legal fees or expenses otherwise provided for thereunder and the Company shall be entitled to recover from Executive any such amounts so paid (either directly or, except as would violate the requirements of Section 409A(a)(3) of the Code, by setoff against any amounts then owed Executive by the Company). Notwithstanding the penultimate sentence of Section 8, no reimbursement pursuant to this Section 4(iv)(C) shall be paid later than the last day of the tenth (10th) calendar year following the calendar year in which the applicable statute of limitations for breach of contract claims expires or, if later, the last day of the calendar year following the calendar year in which there is a settlement or other final and nonappealable resolution of the related contest or dispute.

(D) (i) Upon the date of Termination, Executive (or Executive’s spouse or applicable beneficiary in the event of Executive’s death) will be eligible to receive a benefit from the Company’s general funds to be calculated using the benefit calculation provisions of the WYETH Retirement Plan—United States (the “DB Plan”) and, to the extent Executive participates therein, the WYETH Supplemental Executive Retirement Plan (the “SERP”) and the WYETH Executive Retirement Plan (the “ERP”) as if the provisions thereunder contained the assumptions set forth herein, and offset by any benefits actually payable under the DB Plan, the SERP, and the ERP not taking into account the assumptions set forth herein. Executive’s elections with respect to his 409A Benefit (as defined in the SERP) under the SERP will apply for purposes of determining the timing and form of payment related to the portion of the benefit payable in respect of the DB Plan and the SERP, and Executive’s elections, if any, with respect to his 409A Benefit (as defined in the ERP) under the ERP will apply for purposes of determining the timing and form of payment related to the portion of the benefit payable in respect of the ERP. The assumptions to be used in calculating Executive’s benefit are:

(x) Executive has continued in the employ of the Company for an additional three (3) years (the “Severance Period”) after the Date of Termination, and (y) Executive has earned annually from the Date of Termination to the date of Executive’s assumed continued employment pursuant to clause (x) above the same compensation Executive earned in the twelve (12) months preceding the Date of Termination or in the twelve (12) months preceding the Change in Control, if greater. In addition, if as of the Date of Termination the combination of Executive’s age and years of service equals or exceeds sixty (60) years (determined after giving effect to the provisions in Section 4(iv)(D)(ii) below) any pension payable to Executive at age fifty-five (55) shall not be reduced because it is payable prior to age sixty-five (65) or sixty (60), as the case may be.

(ii) The length of the Severance Period will be added to Executive’s actual age for determining whether or when Executive has attained or will attain the required combination of sixty (60) years of age and years of service for the purposes of Executive’s eligibility to commence receiving payments of benefits pursuant to Section 4(iv)(D)(i) above and Section 4(iv)(E) below.

(E) Executive shall become eligible for all benefits, in addition to those described in Section 4(iv)(D) above, made available immediately prior to the Date of Termination (or, if greater, immediately prior to the date of the Change in Control) to retirees of the Corporation, including, without limitation, retiree medical coverage and life insurance benefits, if at the time of termination Executive is (x) age fifty (50) or older (without regard to Section 4(iv)(D)(ii) above) or (y) has a combination of age and years of service that equal or exceed sixty (60) years (determined after giving effect to the provisions of Section 4(iv)(D)(ii) above), as if Executive had at the Date of Termination satisfied the service and age conditions for coverage under the applicable provisions of the Company’s employee benefit plans, in each case, for the applicable period of time specified therein and without regard to any termination or reservation of rights provision thereof exercisable by the Company or its successors.

(F) From the Date of Termination, until the earlier of (i) the last day of the Severance Period or (ii) the date upon which Executive becomes eligible to participate in plans of another employer (such period, the “Benefit Continuation Period”), the Company will continue Executive’s participation and coverage in all the Company’s life, medical, dental plans and other welfare benefit plans (but excluding the Company’s disability plans) (“Insurance Benefits”), and, in lieu of providing any continuing perquisites or fringe benefits, the Company shall, on the sixty-fifth day following the Separation from Service Date, make a one-time lump sum cash payment for transition benefits of $20,000 for each year of the Severance Period; provided, however, that if any other Company plan, arrangement or agreement provides for continuation of Insurance Benefits then Executive shall receive such coverage under such other plan, arrangement or agreement, and if the period of such coverage is shorter than the Benefit Continuation Period, then Executive shall receive pursuant to this Section, such coverage for the remainder of the Benefit Continuation Period.

(G) To the extent that, under the terms of any plan, any Company “restricted” stock awards or options shall terminate or be forfeited upon or following Executive’s termination of employment without, in the case of options, the opportunity to exercise after Notice of Termination and to sell the underlying shares immediately after exercise without legal impediment, then Executive (or any permitted transferee) shall receive, within ten (10) days after the Separation from Service Date, an amount in respect of such terminated or forfeited stock awards or options, equal to the sum of (i) the Cashout Value (as defined below) of all the shares covered by the restricted stock awards so forfeited (with units converted to shares based on the target awards), and (ii) the excess of (a) the Cashout Value of all the shares subject to options which were so forfeited over (b) the aggregate exercise price of the shares subject to such forfeited options. For purposes of this Section 4(iv)(G), the “Cashout Value” of a share shall mean the average of the closing prices paid for the Company’s common stock (or any other securities to which the restricted shares or options relate) on any national exchange on which such shares are traded on the trading day on the Separation from Service Date (or, if no such shares are traded such day, the most recent date preceding the Separation from Service Date on which such shares were traded). At all times that there are options outstanding, the Company shall keep in place an effective registration statement (on form S-8 or otherwise) and shall take any other further action necessary to permit the sale, without restriction, by Executive (or any permitted transferee) of shares received upon the exercise of options.

(H) The Company shall also provide to Executive outplacement services or executive recruiting services provided by a professional outplacement provider or executive recruiter at a cost to the Company of not more than 10% of Executive’s base salary (not to exceed $25,000).

(v) Notwithstanding the foregoing provisions of this Section 4, if, as of the Separation from Service Date, Executive is a Specified Employee, then, except to the extent that this Agreement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the following shall apply:

1) No payments shall be made and no benefits shall be provided to Executive, in each case, during the period beginning on the Separation from Service Date and ending on the six-month anniversary of such date or, if earlier, the date of Executive’s death.

2) On the first business day of the first month following the month in which occurs the six-month anniversary of the Separation from Service Date or, if earlier, Executive’s death, the Company shall make a one-time, lump-sum cash payment to the Executive in an amount equal to the sum of (x) the amounts otherwise payable to the Executive under this Agreement during the period described in Section 4(v)(1) above and (y) the amount of interest on the foregoing at the applicable federal rate for instruments of less than one year.

For purposes of this Agreement, “Separation from Service Date” shall mean the date of the Executive’s “separation from service” within the meaning of Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code. “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

5. Excise Taxes. (i) (A) In the event that any payment or benefit received or to be received by Executive pursuant to the terms of this Agreement (the “Contract Payments”) or in connection with Executive’s termination of employment or contingent upon a Change in Control of the Company pursuant to any plan or arrangement or other agreement with the Company (or any affiliate) (“Other Payments” and, together with the Contract Payments, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, as determined as provided below, the Company shall pay to Executive, at the time specified in Section 5(ii) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of all amounts required to be paid upon the payment provided for by this Section 5(i), and any interest, penalties or additions to tax payable by Executive with respect thereto, shall be equal to the total present value of the Excise Taxes imposed upon the Payments; provided, however, that if Executive’s Payment is, when calculated on a net-after-tax basis, less than 110% of the amount of the Payment which could be paid to Executive under Section 280G of the Code without causing the imposition of the Excise Tax, then the Payment shall be limited to the largest amount payable (as described above) without resulting in the imposition of any Excise Tax (such amount, the “Capped Amount”).

(B) For purposes of determining the Capped Amount, whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company’s independent auditors and reasonably acceptable to Executive (“Tax Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest effective rates of taxation applicable to individuals as are in effect in the state and locality of Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(C) If the Tax Counsel determines that any Excise Tax is payable by Executive and that the criteria for reducing the Payments to the Capped Amount (as described in Section 5(i)(A) above) is met, then the Company shall reduce the Payments by the amount which, based on the Tax Counsel’s determination and calculations, would provide Executive with the Capped Amount, and pay to Executive such reduced Payments; provided that the Company shall first reduce the severance payment under Section 4(iv)(B) and shall next reduce the benefits described in Section 4(iv)(D). If the Tax Counsel determines that an Excise Tax is payable, without reduction pursuant to Section 5(i)(A), above, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations. If the Tax Counsel determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return. Any determination by the Tax Counsel as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination.

(ii) The Gross-Up Payments provided for in Section 5(i) hereof shall be made upon the earlier of (i) the payment to Executive of any Contract Payment or Other Payment or (ii) the imposition upon Executive or payment by Executive of any Excise Tax.

(iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

1) give the Company any information reasonably requested by the Company relating to such claim;

2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive;

3) cooperate with the Company in good faith in order to effectively contest such claim; and

4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(iv) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without Executive’s consent if such position or resolution could reasonably be expected to adversely affect Executive (including any other tax position of Executive unrelated to the matters covered hereby).

(v) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Company or the Tax Counsel hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and Executive thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Company or the Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of Executive.

(vi) If, after the receipt by Executive of the Gross-Up Payment or an amount advanced by the Company in connection with the contest of an Excise Tax claim, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid.

(vii) Notwithstanding the other provisions of this Section 5 and the penultimate sentence of Section 8, all Gross-Up Payments shall be made to the Executive not later than the end of the calendar year following the year in which the Executive remits the related taxes and any reimbursement of the costs and expenses described in Section 5(iii) shall be paid not later than the end of the calendar year following the year in which there is a final and nonappealable resolution of, or the taxes are remitted that are the subject of, the related claim.

6. Successors; Binding Agreement.

(i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive had terminated Executive’s employment with Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid (or its international equivalent), addressed to Five Giralda Farms, Madison, New Jersey 07940 with respect to the Company and on the signature page with respect to Executive, provided that all notices to the Company shall be directed to the attention of the Senior Vice President-General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of New York, without regard to its conflict of law provisions. This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right to accelerate any payment or the provision of any benefits under this Agreement or to make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections and the applicable regulations and guidance thereunder. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, local or other applicable law. Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. The obligations of the Company under Sections 4 and 5 shall survive the expiration of the term of this Agreement.

9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Arbitration; Indemnification.

(i) Other than as provided under Section 13(ii) below, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect applicable to disputes involving an employee and employer. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. In the determination of the arbitrator’s award, the process shall follow the rules for “baseball arbitration”, as follows: each party to the dispute or controversy shall submit to the arbitrator and exchange with each other, within the time agreed by the parties or prescribed by the arbitrator, written proposals, with each such party’s last, best offer for the amount of money damages they would offer or demand, respectively, in settlement of all issues subject to the dispute or controversy. In rendering the award, the arbitrator shall be limited to selecting only one of the two proposals submitted by the parties, and the parties to such dispute or controversy shall be required to accept the determination of the arbitrator, without rights to appeal such determination. In selecting the arbitrator, each of the Company and Executive would select one person to serve as an arbitrator, who would have to be accepted by the other party (such acceptance not to be unreasonably withheld). Once the two arbitrators had been selected, they would select a third arbitrator, who would have no affiliation to either of them or either party. And such third arbitrator shall be the arbitrator who determines the claim presented for arbitration.

(ii) Following any termination of employment of Executive (other than a termination by the Company for Cause), the Company shall indemnify and hold harmless Executive to the fullest extent permitted under the Company’s by-laws (as in effect prior to the Change in Control) and applicable law for any claims, costs and expenses arising out of or in connection with Executive’s employment with the Company (without regard to when such claim is asserted or issue is raised, so long as it relates to conduct or events that occurred while Executive was employed with the Company) and shall maintain directors’ and officers’ liability insurance coverage for the benefit of Executive which provides him with coverage, if any, no less favorable than that in effect prior to the Change in Control.

12. Nondisclosure of Confidential Information. At no time (whether during the term of this Agreement or at any time thereafter), shall Executive, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12, “Confidential Information” shall mean any trade secret or other non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and Confidential Information of the Company or its affiliates, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof) or known to persons in the industry generally.

13. Non Solicitation of Employees; Non Solicitation of Long Term Contractors. (i) During the term of Executive’s employment and during the two-year period immediately following the date of any termination of Executive’s employment with the Company, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever, directly or indirectly (other than in the ordinary course of Executive’s employment with the Company on the Company’s behalf):

(A) solicit or encourage any employee of the Company to leave the employment of the Company; or

(B) solicit or encourage to cease to work with the Company any long-term contractor that Executive knows, or reasonably should have known, is then under exclusive contract with the Company.

(ii) Notwithstanding clause (i) above, if at any time a court holds that the restrictions stated in such clause (i) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, stop making any additional payments hereunder to Executive and apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

14. Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement constitutes the entire understanding between the parties with respect to Executive’s severance pay in the event of a termination of Executive’s employment with the Company, superseding all negotiations, prior discussions and preliminary agreements, written or oral, concerning said severance pay; provided, however, that any payments or benefits provided in respect of severance, or indemnification for loss of employment, pursuant to any severance, employment or similar agreement between the Company or any of its subsidiaries and Executive, or as required by applicable law outside the United States, shall reduce any payments or benefits provided pursuant to this Agreement, except that the payments or benefits provided pursuant to this Agreement shall not be reduced below zero. Notwithstanding any provision of this Agreement: (i) Executive shall not be required to mitigate the amount of any payment provided by this Agreement by seeking other employment or otherwise, nor (except as provided for in Section 4(iv) (E) and (F) above) shall the amount of any payment or benefit provided by this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits received after the Date of Termination or otherwise, and (ii) except as otherwise provided in this Agreement, the obligations of the Company to make payments to Executive and to make the arrangements, provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or any third party at any time.

15. Further Action. The Company shall take any further action necessary or desirable to implement the provisions of this Agreement or perform its obligations hereunder (including, without limitation, amending the SERP, the ERP, any stock option or stock bonus plan, or any other applicable plan, program or arrangement or obtaining any necessary consents or approvals in connection therewith).

WYETH

By:	/s/ René R. Lewin
Name:	René R. Lewin
Title:	Senior Vice President, Human Resources

By:
Executive

Date:

Home Address:

17